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MERRILL LYNCH & CO., INC. 2006 ANNUAL MEETING OF SHAREHOLDERS shareholder Proposal Regarding Shareholder Approval of Management Development & Compensation Committee Report Proposal #3 April 2006

The Proposal Merrill Lynch has received a shareholder proposal that would require annual shareholder approval of the Management Development and Compensation Committee Report on Executive Compensation. The Board of Directors recommends a vote AGAINST the adoption of proposal #3. The Board always exercises great care and discipline in determining and disclosing compensation. We do not believe the advisory vote called for will enhance our governance practices or improve communications with shareholders, nor is in the best interest of our shareholders.

The MDCC The Management Development and Compensation Committee (MDCC) of the Board applies a thoughtful, performance-based discipline in determining compensation for the Chief Executive and other executives. The MDCC establishes objectives considered important for continued growth and the delivery of shareholder value which may include: Targets for pre-tax earnings Earnings per share and return on equity Market-share improvements; and Specified progress toward other strategic and leadership goals.

2005 Achievements Merrill Lynch achieved significant milestones in 2005 that were considered when setting executive compensation: Record net earnings and earnings per share of $5.1 billion, or $5.16 per diluted share, up 15% and 18%, respectively from 2004. Earnings in 2005 were 49% higher than earnings in 2000 on net revenues that were 1% lower than that year's record revenues, demonstrating the creation of strong operating leverage. Record pre-tax profit margin of 27.8% for 2005, up from 26.5% in 2004.

Merrill Lynch 2005 Results Competitor Comparison ($ billions, unless otherwise stated) All amounts are stated on a reported basis. Competitor average comprised of GS, MS, LEH and BSC. * MER ranks #1 in net revenues and #2 in pre-tax earnings if Discover is excluded from MS.

Conclusion While this practice is required of all listed companies in the United Kingdom, the proponent has singled out only Merrill Lynch and four other US companies for the proposal. This random approach to a broad compensation policy issue is inappropriate. We believe that adoption of the proposal could put Merrill Lynch at a competitive disadvantage in attracting and retaining superior executives and producers in an industry that is characterized by a highly competitive market for talent. For these reasons, and in light of Merrill Lynch's continued strong revenue and earnings growth and stock price performance, this proposal should be rejected.